Exhibit 10.18
MP MATERIALS CORP.
INSIDER TRADING POLICY

This Insider Trading Policy (“Policy”) of MP Materials Corp. and its subsidiaries (the “Company”) applies to all directors, executive officers, and employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below. This Policy is subject to modification from time to time as the Company’s Board of Directors deems necessary or advisable.
In this Policy, “executive officer” means any executive officer of the Company approved by the Company’s Board of Directors, and “director” means any member of the Company’s Board of Directors.
Purpose
This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual subject to this Policy is responsible for complying with this Policy and making sure that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Company’s General Counsel, or any employee, executive officer, or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
The Company’s General Counsel or, in the General Counsel’s absence, another employee designated by the General Counsel, shall be responsible for administration of this Policy. All determinations and interpretations by the General Counsel regarding this Policy shall be final and not subject to further review.

Statement of Policy
It is the policy of the Company that no director, executive officer, or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale,” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, executive officer, or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, including a customer or supplier of the Company, or (2) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company or Company Securities.
There are no exceptions to this Policy, except as specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;

•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•A material event at the Company’s Mountain Pass mine or magnet factory or their operations;
•A change in Company management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach, or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, publication on the Company’s website or social media pages, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second trading day after the day on which the information is released. If, for example, the Company were to make an announcement on a Thursday, you should not trade in Company Securities until the following Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
•Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•Restricted Stock Awards; Restricted Stock Units; Performance Shares. This Policy does not apply to the vesting of restricted stock awards, restricted stock units, performance shares or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock awards, restricted stock units, or performance shares. This Policy does apply, however, to any market sale of restricted stock awards, restricted stock units, or performance shares.
•Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
Transactions Not Involving a Purchase or Sale
Gifts of Securities may not be made if the person is aware of material nonpublic information or is subject to the trading restrictions specified below under the headings “Quarterly Trading Restrictions” or “Event-Specific Trading Restriction Periods.” Gifts of Securities by executive officers or directors and their Family Members and Controlled Entities are subject to the “Pre-Clear Procedures.” Transactions in mutual funds or exchange traded funds that are invested in Company Securities are not transactions subject to this Policy.
Quarterly Trading Restrictions
All persons subject to this Policy, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning ten trading days prior to the end of each fiscal quarter and ending on the second trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second trading day following the public release of the Company’s quarterly earnings and ending ten trading days prior to the close of the next fiscal quarter.
Event-Specific Trading Restriction Periods
From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not trade in Company Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Short-Swing Profits and Pre-Clearance Procedures for Transactions by Executive Officers and Directors.
Securities laws place certain restrictions on transactions in a company’s securities by executive officers and directors. This Policy therefore restricts short-term trading of Company Securities by executive officers and directors and requires executive officers and directors to obtain pre-clearance from the General Counsel before engaging in any transaction in Company Securities as set forth below.
•Short-Swing Profits. Any director or executive officer of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase. Any director or executive officer of the Company who sells Company Securities in the open market may not purchase any Company Securities of the same class during the six months following the sale.
•Pre-Clearance Procedures. Directors and executive officers may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least 48 hours in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the requestor should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Exceptions
The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions, and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans” below.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
•Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section

16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”
•Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, executive officer, or employee is trading based on material nonpublic information and focus a director’s, executive officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.
•Hedging Transactions. Hedging transactions may insulate you from upside or downside price movement in the Company Securities which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, employees, executive officers and directors and their family members who share their household may not enter into hedging or monetization transactions or similar arrangements with respect to the Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, except as pre-cleared by the General Counsel and approval of the Board.
•Margin Accounts and Pledged Securities. Company Securities held in a margin account or pledged as collateral for a loan may be sold without a person’s consent by the broker if the person fail to meet a margin call or by the lender in foreclosure if the person defaults on the loan. A margin or foreclosure sale that occurs when the person is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, the person may not hold Company securities in a margin account nor pledge Company Securities as collateral for a loan, except as pre-cleared with the General Counsel and approval of the Board.
•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, executive officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy desires to use a standing order or limit order, the order should be limited to a maximum duration of two days and should otherwise comply with this Policy.
Rule 10b5-1 Plans (Pre-Approval Required by General Counsel)
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel. All employees, executive officers and directors are limited to having only one Rule 10b5-1 Plan in place at any time. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Under Rule 10b5-1 Plan, a director or executive officer must have a cooling off period prior to beginning to purchase or sell securities until the later of (1) 90 days after the adoption of the 10b5-1 Plan or (2) two business days following the issuance of the Form 10-K or Form 10-Q for the fiscal quarter in which the plan was adopted (which need not exceed 120 days following plan adoption or modification). For those employees

(other than an executive officer or director), there is a 30-day cooling off period prior to beginning to purchase or sell securities.
Any Rule 10b5-1 Plan must be submitted for approval by the General Counsel prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when that individual’s service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Confidentiality
Serious problems could be caused for the Company and you by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities. Therefore, executive officers, directors, and employees should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular job requirements.
This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts, or others in the financial community. It is important that all such communications on behalf of the Company be made in accordance with Company policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Chief Executive Officer, Chief Financial Officer, or General Counsel.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information or the disclosure of material nonpublic information to others who then trade in Company Securities is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the regulatory authorities of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel.